EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251
(214) 368-2084 FAX (972) 367-3559

EXCO RESOURCES, INC. REPORTS SECOND QUARTER 2012 RESULTS

DALLAS, TEXAS…EXCO Resources, Inc. (NYSE: XCO) (“EXCO”) today announced second quarter results for 2012.

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Adjusted net income, a non-GAAP measure adjusting for non-cash gains and losses from derivative financial instruments (derivatives), non-cash ceiling test write-downs and items typically not included by securities analysts in published estimates, was $0.05 per diluted share for the second quarter 2012.

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GAAP results were a net loss of $2.32 per diluted share for the second quarter 2012. The second quarter 2012 includes a $429 million pre-tax non-cash ceiling test write-down of oil and natural gas properties.

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Oil, natural gas and natural gas liquids (NGLs) production was 50 Bcfe, or 550 Mmcfe per day, for the second quarter 2012 compared with 537 Mmcfe per day in the first quarter 2012 and 504 Mmcfe per day in the second quarter 2011. Effective with the second quarter 2012, we began reporting NGL volumes separately and have recast prior period volumes to conform to current period reporting. While our production increases from 2011 are primarily attributable to volumes from the Haynesville shale, we have reduced drilling activity in the Haynesville shale in 2012 and future quarterly production volumes are expected to decline as a result. Due to increased drilling in the Marcellus shale, year over year production increased 31% in our Appalachia region. Our Permian production was relatively flat with the prior quarter and prior year.

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Oil, natural gas and NGL revenues for the second quarter 2012 were $118 million compared with second quarter 2011 revenues of $207 million. Our average sales price per Mcfe decreased by 48% from the prior year resulting in lower revenues despite a 9% increase in production. When the impacts of cash settlements from our oil and natural gas derivatives are considered, oil and natural gas revenues were $180 million for the second quarter 2012.

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Adjusted earnings before interest, taxes, depreciation, depletion and amortization and other non-cash income and expense items (adjusted EBITDA, a non-GAAP measure) for the second quarter 2012 was $112 million.

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Our direct operating costs were $0.38 per Mcfe for the second quarter 2012 compared with $0.45 per Mcfe for the second quarter 2011. We continued taking significant steps in reducing our operating costs in all of our operating areas in response to the low natural gas price environment. Specific actions implemented during the first six months of 2012 included shutting in certain marginal producing wells, reducing compressor rentals, renegotiating water disposal arrangements and modifying chemical treatment programs.

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TGGT’s average throughput was approximately 1.5 Bcf per day during the second quarter 2012. We use the equity method to account for our investment in TGGT. During the second quarter 2012, our 50% interest in TGGT’s operations provided equity income of $16 million. This was an increase of $6.1 million over our net share of TGGT's second quarter 2011 net income, adjusted for certain non-recurring items (a non-GAAP measure).

Douglas H. Miller, EXCO’s Chief Executive Officer, commented, "During the second quarter of 2012, we increased our production levels from the 2011 second quarter by 9% and also increased production compared to the first quarter of 2012. The production level exceeded the top of our guidance target of 545 Mmcfe per day, in spite of a reduction in rigs from 14 at the end of the first quarter of 2012 to eight in July.

"We had another successful quarter drilling in the Haynesville shale in Louisiana and East Texas and we continued our successful drilling in the Marcellus shale in Lycoming County in Pennsylvania. We also experienced encouraging results from four successful Marcellus completions in Central Pennsylvania. Our cost containment efforts across the company were very successful in the second quarter with continued reductions in operating expenses and general administrative costs as well as continued decreases in drilling and completion costs.

"We continue to review a number of possible producing property acquisitions in our existing operating areas. Also, we continue to market an interest in our conventional assets to equity partners, and we have been working with BG Group and a strategic advisor to begin marketing our TGGT midstream entity.

"We are encouraged by the better than expected performance from our base production and are also encouraged by the recent strengthening of the natural gas price. Although the natural gas market remains challenging, we believe our financial position and liquidity are sufficient to allow us to continue to meet the challenges presented."

Net income

Our reported net income (loss) shown below, a GAAP measure, includes certain items not typically included by securities analysts in their published estimates of financial results. The following table provides a reconciliation of our net income (loss) to non-GAAP measures of adjusted net income:

	Three months ended				Six months ended
	June 30, 2012		June 30, 2011		June 30, 2012		June 30, 2011
(in thousands, except per share amounts)	Amount	Per share	Amount	Per share	Amount	Per share	Amount	Per share
Net income (loss), GAAP	$(496,433)		$82,362		$(778,082)		$104,303
Adjustments:
Non-cash mark-to-market (gains) losses on derivative financial instruments, before taxes	77,073		(20,056)		73,353		3,458
Non-cash write down of oil and natural gas properties, before taxes	428,801		—		704,665		—
Adjustments included in equity income	—		—		18,799		—
Non-recurring other operating items	6,673		2,980		8,625		5,955
Deferred finance cost amortization acceleration	3,000		—		3,000		—
Income taxes on above adjustments (1)	(206,219)		6,830		(323,377)		(3,765)
Adjustment to deferred tax asset valuation allowance (2)	198,573		(32,944)		311,233		(41,721)
Total adjustments, net of taxes	507,901		(43,190)		796,298		(36,073)
Adjusted net income	$11,468		$39,172		$18,216		$68,230

Net income (loss), GAAP (3)	$(496,433)	$(2.32)	$82,362	$0.39	$(778,082)	$(3.63)	$104,303	$0.49
Adjustments shown above (3)	507,901	2.37	(43,190)	(0.20)	796,298	3.72	(36,073)	(0.17)
Dilution attributable to stock options (4)	—	—	—	(0.01)	—	—	—	(0.01)
Adjusted net income	$11,468	$0.05	$39,172	$0.18	$18,216	$0.09	$68,230	$0.31

Common stock and equivalents used for earnings per share (EPS):
Weighted average common shares outstanding	214,164		213,888		214,154		213,710
Dilutive stock options	—		3,625		—		3,603
Shares used to compute diluted EPS for adjusted net income	214,164		217,513		214,154		217,313

(1) The assumed income tax rate is 40% for all periods.

(2)	Deferred tax valuation allowance has been adjusted to reflect the assumed income tax rate of 40% for all periods.

(3)	Per share amounts are based on weighted average number of common shares outstanding.

(4)	Represents dilution per share attributable to common stock equivalents from in-the-money stock options.

Cash flow

Our cash flow from operations before changes in working capital was $97 million for the second quarter 2012. We use our cash flow and available borrowing capacity in our credit agreement to fund our drilling and development programs.

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2012	2011	2012	2011
Cash flow from operations, GAAP	$135,345	$148,960	$280,468	$228,033
Net change in working capital	(45,355)	372	(96,934)	31,611
Non-recurring other operating items	6,673	2,980	8,625	5,955
Cash flow from operations before changes in working capital and non-recurring other operating items, non-GAAP measure (1)	$96,663	$152,312	$192,159	$265,599

(1)
Cash flow from operations before working capital changes and non-recurring other operating items are presented because management believes it is a useful financial indicator for companies in our industry. This non-GAAP disclosure is widely accepted as a measure of an oil and natural gas company’s ability to generate cash used to fund development and acquisition activities and service debt or pay dividends. Operating cash flow is not a measure of financial performance pursuant to GAAP and should not be used as an alternative to cash flows from operating, investing, or financing activities. Non-recurring other operating items have been excluded as they do not reflect our on-going operating activities.

Operations activity and outlook

We spent $97 million on development and exploitation activities, drilling and completing 36 gross (19.6 net) operated wells in the second quarter 2012, compared with 42 gross (18.4 net) operated wells during the first quarter 2012. In addition, we participated in 5 gross (0.2 net) wells operated by others (OBO) during the second quarter 2012. We had an overall drilling success rate of 100% for the second quarter 2012. Our total capital expenditures, including leasing and net of acreage reimbursements from BG Group, were approximately $114 million in the second quarter 2012.

Our actual capital expenditures for the three months ended March 31, 2012 and June 30, 2012 and our projected capital spending for the remainder of 2012 are presented in the following table:

(in thousands)	Q1 2012 Actuals	Q2 2012 Actuals	July - December 2012 capital forecast	2012 Full Year Forecast
Capital expenditures:
Development capital	$141,771	$97,107	$156,122	$395,000
Gas gathering and water pipelines	533	163	4,804	5,500
Lease acquisitions and seismic (1)	5,570	4,125	9,805	19,500
Capitalized interest	6,302	6,223	12,075	24,600
Corporate and other	7,975	6,053	11,372	25,400
Total	$162,151	$113,671	$194,178	$470,000

(1) Net of acreage reimbursements from BG Group totaling $0.2 million, with $0.1 million being attributable to both the first and second quarter 2012.

Haynesville/Bossier Shale

Our horizontal Haynesville shale development program continues to be a significant asset for EXCO and continues to yield strong results. As of July 17, 2012, our Haynesville/Bossier shale operated production was 1,178 Mmcf per day gross (350.6 Mmcf per day net) and with the addition of net production from our OBO wells, we had 381.8 Mmcf per day of total Haynesville/Bossier shale net production. In response to low natural gas prices, we have significantly reduced our drilling program. In 2011, we averaged 22 operated rigs in the Haynesville/Bossier shale throughout the year. We began to reduce our rig count in late 2011 and have further reduced the rig count in the first half of 2012. We currently have five active operated rigs drilling in the play. We will evaluate product pricing and project economics and make further decisions on rig count throughout the year. Our development drilling program for 2012 is focused in DeSoto Parish, Louisiana where we continue our 80-acre spacing manufacturing program. Our assets in San Augustine and Nacogdoches Counties, Texas have been delineated and tested and almost all of our core acreage in that area is held by production. We do not have plans to drill additional operated wells in the East Texas area in 2012, although we are participating in two OBO wells in East Texas over the remainder of 2012. Our focus in East Texas is on evaluation and planning for future full field development. During 2012, we plan to drill approximately 60 gross (22.2 net) operated wells in the Haynesville/Bossier shale play.

We drilled and completed 15 gross (6.8 net) operated horizontal Haynesville/Bossier wells and participated in 5 gross (0.2 net) OBO Haynesville/Bossier horizontal wells during the second quarter of 2012. We utilized an average of seven operated rigs and spud 15 operated horizontal wells during the quarter. We averaged one OBO rig drilling in the play and spud one OBO well during the quarter. We currently have one OBO rig drilling. In total, we have 346 operated horizontal wells and 181 OBO horizontal wells flowing to sales.

The average initial production rate from our operated Haynesville horizontal wells completed in the second quarter 2012 in DeSoto Parish was 12.1 Mmcf per day with an average 7,500 psi flowing casing pressure on an average 18/64ths choke. This 18/64ths choke size is indicative of our new restricted choke management program we have implemented in DeSoto Parish, based on the strong results we realized in our East Texas area. Two wells were completed in the second quarter 2012 in San Augustine County, Texas. The average IP was 13.4 Mmcf per day with an average 8,925 psi flowing casing pressure on an average 18/64ths choke.

We have a major cost reduction and efficiency program underway and are beginning to see significant improvements in capital efficiency. Our DeSoto Parish well costs in the fourth quarter 2011 were approximately $9.5 million per well. With the changes implemented to date, our current estimated well cost in the DeSoto Parish area is $8.3 million, approximately $1.2 million or 13% less than actual costs at year end 2011. We expect to realize additional improvements in capital efficiency during 2012 and are targeting $8.0 million per well by year end 2012. We have realized significant improvements in lease operating cost efficiencies since year end 2011. From the fourth quarter of 2011 to current, we have realized a 21% reduction in total direct lease operating costs. Our new restricted choke program has reduced water production volumes and lowered our flowing gas temperatures, both having favorable impacts on operating expenses. The repair and maintenance costs have been reduced by reallocating work schedules through company personnel and reducing third party services.

Marcellus Shale

Our current gross Marcellus shale production as of July 18, 2012, is approximately 146 Mmcf per day (30.1 Mmcf per day net), which represents an increase of more than 28% since the end of 2011. We have more than 32 Mmcf per day (6.6 Mmcf per day net) of production shut in due primarily to offset drilling and completion activities. We have implemented a development program within our acreage in Northeast Pennsylvania and are concluding an appraisal program in Central Pennsylvania. Our budget, as revised in February 2012, was to drill 49 gross (12.4 net) operated wells in the Marcellus shale play in our Appalachia region. Of the 49 wells, 46 gross (11.5 net) are development wells and 3 gross (0.9 net) are appraisal wells. Most of our drilling activity will be in Lycoming County, Pennsylvania where we are realizing our best returns in the Marcellus shale. However, our last four wells in Central Pennsylvania realized average IPs of 7.2 Mmcf per day from average lateral lengths of approximately 4,700 feet, exceeding our forecasts. During the second quarter of 2012, we utilized three operated rigs in the play. We are currently drilling with one operated rig. We continue to evaluate our 2012 Marcellus program, which could impact our rig count, activity levels and number of wells turned to sales. Our net drilling dollars are reduced by the effect of the carry we receive from BG Group. Approximately $8.0 million of the carry remains available to us from BG Group as of June 30, 2012. We expect that the remaining carry will be used in the third quarter 2012.

During the second quarter 2012, we spud 9 new operated wells and drilled and completed 12 gross (4.0 net) operated wells in the Marcellus shale. These 12 completed wells included eight wells in Northeast Pennsylvania and four wells in Central Pennsylvania. We are also focused on building our field infrastructure, particularly water handling lines, storage and disposal facilities, in support of our expected levels of activity. These infrastructure investments are expected to be the primary drivers to reduce our average development well costs.

Permian

We drilled and completed 9 gross (8.8 net) wells in our Sugg Ranch area during the second quarter 2012 with 100% drilling success. We are currently running two operated rigs and plan to drill and complete 36 gross (34.9 net) wells in 2012. Economics for this drilling activity typically have rates-of-return in excess of 50%. In the second quarter, our production averaged approximately 4,200 barrels per day of net oil equivalents which was a 5% increase over the second quarter of 2011. This average production rate consisted of 1,600 net barrels of oil, 7.0 net Mmcf of natural gas, and 1,400 net barrels of natural gas liquids per day.

Based on industry results surrounding our Permian acreage position, we are continuing to evaluate our shale potential. We are testing potential formations vertically in addition to routine core sample analysis. Based on those results, we may spud a horizontal test well during the second half of 2012.

Midstream

Our jointly held midstream company, TGGT, had total throughput which averaged approximately 1.5 Bcf per day for the second quarter of 2012. TGGT’s adjusted EBITDA of $42 million for the second quarter of 2012 was a 22% increase over TGGT’s adjusted EBITDA for the first quarter of 2012.

The EBITDA increase in the second quarter of 2012 is primarily attributable to the significant reduction in operating expenses as TGGT released rental units, canceled equipment leases and discontinued use of third party treating following TGGT's treating facilities becoming fully operational. TGGT continues to evaluate additional operational opportunities to maximize efficiencies and further reduce operating expenses.

In our Shelby area, a major pipeline and treating facility capable of treating all the current Shelby volumes became operational in the second quarter of 2012. Following the completion of the pipeline and the treating facility, TGGT's major infrastructure development and capital projects in the Shelby area are concluded for 2012.

TGGT's capital spending for the second quarter of 2012 was $28 million and the total capital for the first half of 2012 was $97 million. We expect that TGGT will spend approximately $35 million during the second half of 2012. The additional capital spending will be primarily in the Holly area associated with pipeline laterals, permanent treating facilities and well connects.

Financial Data

Our consolidated balance sheets as of June 30, 2012 and December 31, 2011 and consolidated statements of operations for the three and six months ended June 30, 2012 and 2011, and consolidated statements of cash flows for the six months ended June 30, 2012 and 2011, are included on the following pages. We have also included reconciliations of non-GAAP financial measures referred to in this press release which have not been previously reconciled.

EXCO will host a conference call on Wednesday, August 1, 2012 at 8:00 a.m. (Dallas time) to discuss the contents of this release and respond to questions. Please call (800) 309-5788 if you wish to participate, and ask for the EXCO conference call ID# 94605622. The conference call will also be webcast on EXCO’s website at www.excoresources.com under the Investor Relations tab. Presentation materials related to this release will be posted, after market close, on EXCO’s website on Tuesday, July 31, 2012.

A digital recording will be available starting two hours after the completion of the conference call until 11:59 p.m., August 15, 2012. Please call (800) 585-8367 and enter conference ID# 94605622 to hear the recording. A digital recording of the conference call will also be available on EXCO’s website.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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We believe that it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. You are cautioned not to place undue reliance on a forward-looking statement. When considering our forward-looking statements, keep in mind the risk factors and other cautionary statements in this press release and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2011, and our other periodic filings with the SEC.

Our revenues, operating results, financial condition and ability to borrow funds or obtain additional capital depend substantially on prevailing prices for oil and natural gas. A decline in oil and/or natural gas prices could have a material adverse effect on the estimated value and estimated quantities of our oil and natural gas reserves, our ability to fund our operations and our financial condition, cash flow, results of operations and access to capital. Historically, oil and natural gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile.

The SEC permits oil and natural gas companies in filings made with the SEC to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC permits optional disclosure of “probable” and “possible” reserves in its filings with the SEC. EXCO may use broader terms to describe additional reserve opportunities such as “potential,” “unproved,” or “unbooked potential,” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved, probable or possible reserves and accordingly are subject to substantially greater risk of actually being realized by the company. While we believe our calculations of unproved drillsites and estimation of unproved reserves have been appropriately risked and are reasonable, such calculations and estimates have not been reviewed by third party engineers or appraisers. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K for the year ended December 31, 2011, which is available on our website at www.excoresources.com under the Investor Relations tab.

EXCO Resources, Inc.
Consolidated balance sheets

(in thousands)	June 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$52,396	$31,997
Restricted cash	60,758	155,925
Accounts receivable, net:
Oil and natural gas	49,510	88,518
Joint interest	105,741	170,918
Interest and other	24,098	28,488
Inventory	7,428	8,345
Derivative financial instruments	111,830	164,002
Other	19,676	29,815
Total current assets	431,437	678,008
Equity investments	320,214	302,833
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties and development costs not being amortized	592,172	667,342
Proved developed and undeveloped oil and natural gas properties	3,027,501	3,392,146
Accumulated depletion	(1,826,196)	(1,657,165)
Oil and natural gas properties, net	1,793,477	2,402,323
Gas gathering assets	136,903	136,203
Accumulated depreciation and amortization	(32,433)	(29,104)
Gas gathering assets, net	104,470	107,099
Office, field and other equipment, net	24,217	42,384
Deferred financing costs, net	25,317	29,622
Derivative financial instruments	24,851	11,034
Goodwill	218,256	218,256
Other assets	28	28
Total assets	$2,942,267	$3,791,587

EXCO Resources, Inc.
Consolidated balance sheets

(in thousands)	June 30, 2012	December 31, 2011
	(Unaudited)
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$98,200	$117,968
Revenues and royalties payable	107,421	148,926
Accrued interest payable	17,459	17,973
Current portion of asset retirement obligations	732	732
Income taxes payable	—	—
Derivative financial instruments	1,556	1,800
Total current liabilities	225,368	287,399
Long-term debt	1,848,389	1,887,828
Deferred income taxes	—	—
Derivative financial instruments	35,242	—
Asset retirement obligations and other long-term liabilities	60,167	58,028
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 authorized shares; none issued and outstanding	—	—
Common stock, $0.001 par value; 350,000,000 authorized shares; 217,183,193 shares issued and 216,643,972 shares outstanding at June 30, 2012; 217,245,504 shares issued and 216,706,283 shares outstanding at December 31, 2011	215	215
Additional paid-in capital	3,191,236	3,181,063
Accumulated deficit	(2,410,871)	(1,615,467)
Treasury stock, at cost; 539,221 shares at June 30, 2012 and December 31, 2011	(7,479)	(7,479)
Total shareholders’ equity	773,101	1,558,332
Total liabilities and shareholders’ equity	$2,942,267	$3,791,587

EXCO Resources, Inc.
Consolidated statements of operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2012	2011	2012	2011
Revenues:
Oil and natural gas	$117,978	$206,828	$252,826	$368,056
Costs and expenses:
Oil and natural gas operating costs	18,863	20,697	41,659	39,742
Production and ad valorem taxes	6,789	6,448	13,982	12,047
Gathering and transportation	25,913	19,504	52,336	36,790
Depreciation, depletion and amortization	87,337	85,412	176,919	153,342
Write-down of oil and natural gas properties	428,801	—	704,665	—
Accretion of discount on asset retirement obligations	964	933	1,911	1,790
General and administrative	18,637	23,137	40,142	46,560
Other operating items	6,710	1,669	8,335	4,126
Total costs and expenses	594,014	157,800	1,039,949	294,397
Operating income (loss)	(476,036)	49,028	(787,123)	73,659
Other income (expense):
Interest expense	(20,369)	(13,679)	(37,133)	(28,495)
Gain (loss) on derivative financial instruments	(15,258)	43,273	38,607	46,694
Other income	197	202	440	362
Equity income	15,033	3,538	7,127	12,083
Total other income (expense)	(20,397)	33,334	9,041	30,644
Income (loss) before income taxes	(496,433)	82,362	(778,082)	104,303
Income tax expense	—	—	—	—
Net income (loss)	$(496,433)	$82,362	$(778,082)	$104,303
Earnings (loss) per common share:
Basic:
Net income (loss)	$(2.32)	$0.39	$(3.63)	$0.49
Weighted average common shares outstanding	214,164	213,888	214,154	213,710
Diluted:
Net income (loss)	$(2.32)	$0.38	$(3.63)	$0.48
Weighted average common and common equivalent shares outstanding	214,164	217,513	214,154	217,313

EXCO Resources, Inc.
Consolidated statement of cash flows
(Unaudited)

	Six Months Ended June 30,
(in thousands)	2012	2011
Operating Activities:
Net income (loss)	$(778,082)	$104,303
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	176,919	153,342
Share-based compensation expense	5,455	5,087
Accretion of discount on asset retirement obligations	1,911	1,790
Write-down of oil and natural gas properties	704,665	—
Income from equity investments	(7,127)	(12,083)
Non-cash change in fair value of derivatives	73,353	3,458
Deferred income taxes	—	—
Amortization of deferred financing costs and discount on the 2018 Notes	6,440	3,747
Effect of changes in:
Accounts receivable	107,693	(48,445)
Other current assets	4,997	(3,590)
Accounts payable and other current liabilities	(15,756)	20,424
Net cash provided by operating activities	280,468	228,033
Investing Activities:
Additions to oil and natural gas properties, gathering systems and equipment	(305,969)	(474,838)
Property acquisitions	(2,748)	(722,032)
Equity method investments	(10,254)	(10,279)
Proceeds from disposition of property and equipment	17,000	410,870
Restricted cash	95,167	12,502
Net changes in advances (to) from Appalachia JV	5,193	(1,309)
Distributions from equity method investments	—	125,000
Deposit on acquisitions	—	464,151
Other	—	(1,250)
Net cash used in investing activities	(201,611)	(197,185)
Financing Activities:
Borrowings under the EXCO Resources Credit Agreement	53,000	380,000
Repayments under the EXCO Resources Credit Agreement	(93,000)	(377,500)
Proceeds from issuance of common stock	297	11,063
Payment of common stock dividends	(17,132)	(17,106)
Deferred financing costs and other	(1,623)	(6,348)
Net cash used in financing activities	(58,458)	(9,891)
Net increase in cash	20,399	20,957
Cash at beginning of period	31,997	44,229
Cash at end of period	$52,396	$65,186
Supplemental Cash Flow Information:
Cash interest payments	$42,454	$37,564
Income tax payments	$—	$1,458

Supplemental non-cash investing and financing activities:
Capitalized stock option compensation	$3,894	$2,800
Capitalized interest	$12,525	$15,748
Issuance of common stock for director services	$527	$34
Accrued restricted stock dividends	$190	$—

EXCO Resources, Inc.
Consolidated EBITDA
And Adjusted EBITDA reconciliations and statement of cash flow data
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2012	2011	2012	2011
Net income (loss)	$(496,433)	$82,362	$(778,082)	$104,303
Interest expense	20,369	13,679	37,133	28,495
Income tax expense	—	—	—	—
Depreciation, depletion and amortization	87,337	85,412	176,919	153,342
EBITDA(1)	(388,727)	181,453	(564,030)	286,140
Accretion of discount on asset retirement obligations	964	933	1,911	1,790
Non-cash write down of oil and natural gas properties	428,801	—	704,665	—
Non-recurring other operating items	6,673	2,980	8,625	5,955
Equity income	(15,033)	(3,538)	(7,127)	(12,083)
Non-cash change in fair value of derivative financial instruments	77,073	(20,056)	73,353	3,458
Stock based compensation expense	2,591	2,419	5,455	5,087
Adjusted EBITDA (1)	$112,342	$164,191	$222,852	$290,347
Interest expense	(20,369)	(13,679)	(37,133)	(28,495)
Income tax expense	—	—	—	—
Amortization of deferred financing costs and discount on the 2018 Notes	4,690	1,800	6,440	3,747
Deferred income taxes	—	—	—	—
Non-recurring other operating items	(6,673)	(2,980)	(8,625)	(5,955)
Changes in working capital	45,355	(372)	96,934	(31,611)
Net cash provided by operating activities	$135,345	$148,960	$280,468	$228,033

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2012	2011	2012	2011
Statement of cash flow data (unaudited):
Cash flow provided by (used in):
Operating activities	$135,345	$148,960	$280,468	$228,033
Investing activities	(33,723)	(343,646)	(201,611)	(197,185)
Financing activities	(79,797)	251,344	(58,458)	(9,891)
Other financial and operating data:
EBITDA(1)	(388,727)	181,453	(564,030)	286,140
Adjusted EBITDA(1)	112,342	164,191	222,852	290,347

(1)
Earnings before interest, taxes, depreciation, depletion and amortization, or “EBITDA” represents net income adjusted to exclude interest expense, income taxes and depreciation, depletion and amortization. “Adjusted EBITDA” represents EBITDA adjusted to exclude non-recurring other operating items, accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash write-downs of assets, stock-based compensation and income or losses from equity method investments. We have presented EBITDA and Adjusted EBITDA because they are a widely used measure by investors, analysts and rating agencies for valuations, peer comparisons and investment recommendations. In addition, these measures are used in covenant calculations required under our credit agreement and the indenture governing our 7.5% senior notes due September 15, 2018. Compliance with the liquidity and debt incurrence covenants included in these agreements is considered material to us. Our computations of EBITDA and Adjusted EBITDA may differ from computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in our computations as compared to those of others. EBITDA and Adjusted EBITDA are measures that are not prescribed by generally accepted accounting principles, or GAAP. EBITDA and Adjusted EBITDA specifically exclude changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities. As such, we encourage investors not to use these measures as substitutes for the determination of net income, net cash provided by operating activities or other similar GAAP measures.

TGGT Holdings, LLC
EBITDA and Adjusted EBITDA reconciliation
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2012	2011	2012	2011

Equity Income (loss)	$15,033	$3,538	$7,127	$12,083
Amortization of the difference in the historical basis of our contribution to TGGT	(402)	(402)	(804)	(804)
Equity loss of other investments	1,715	371	2,594	630
EXCO's share of TGGT net income (loss)	16,346	3,507	8,917	11,909
BG Group's share of TGGT net income	16,346	3,507	8,917	11,909
TGGT net income (loss)	32,692	7,014	17,834	23,818
Interest expense	2,683	2,324	6,557	3,867
Margin tax expense	30	384	268	719
Depreciation and amortization	6,942	6,328	14,823	12,232
TGGT EBITDA(1)	42,347	16,050	39,482	40,636
Asset impairments and non-recurring other operating items	—	13,460	37,598	13,460
TGGT Adjusted EBITDA(1)	$42,347	$29,510	$77,080	$54,096
EXCO's share of TGGT Adjusted EBITDA (2)	$21,174	$14,755	$38,540	$27,048

(1)
Earnings before interest, taxes, depreciation, depletion and amortization, or “EBITDA” represents net income adjusted to exclude interest expense, income taxes and depreciation and amortization. “Adjusted EBITDA” represents EBITDA adjusted to exclude asset impairments, gains and losses on divestitures and non-recurring other operating items. We have presented EBITDA and Adjusted EBITDA because they are a widely used measure by investors, analysts and rating agencies for valuations, peer comparisons and investment recommendations. Our computations of EBITDA and Adjusted EBITDA may differ from computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in our computations as compared to those of others. EBITDA and Adjusted EBITDA are measures that are not prescribed by generally accepted accounting principles, or GAAP. EBITDA and Adjusted EBITDA specifically exclude changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities. As such, we encourage investors not to use these measures as substitutes for the determination of net income, net cash provided by operating activities or other similar GAAP measures.

(2)	Represents our 50% equity share in TGGT.

TGGT Holdings, LLC
Computation of adjusted net income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2012	2011	2012	2011
Net income (loss), GAAP	$32,692	$7,014	$17,834	$23,818
Adjustments:
Loss on asset disposal	—	—	1,399	—
Asset impairment	—	13,460	35,343	13,460
Other non-cash items	—	—	856	—
Income taxes on above adjustments	—	—	—	—
Total adjustments, net of taxes	—	13,460	37,598	13,460
Adjusted net income	$32,692	$20,474	$55,432	$37,278

EXCO's 50% share of TGGT's adjusted net income (1)	$16,346	$10,237	$27,716	$18,639

(1)
TGGT’s net income, computed in accordance with GAAP, includes certain items not typically included by securities analysts in published estimates of financial results. This table provides a reconciliation of GAAP net income to a non-GAAP measure of adjusted net income.

EXCO Resources, Inc.
Summary of operating data

	Three months ended			Six months ended
	June 30,		%	June 30,		%
	2012	2011	Change	2012	2011	Change
Production:
Oil (Mbbls)	182	178	2%	374	371	1%
Natural gas liquids (Mbbls)	131	123	7%	253	248	2%
Natural gas (Mmcf)	48,162	44,080	9%	95,154	79,217	20%
Total production (Mmcfe) (1)	50,040	45,886	9%	98,916	82,931	19%
Average daily production (Mmcfe)	550	504	9%	543	458	19%
Average sales price (before cash settlements of derivative financial instruments):
Oil (per Bbl)	$86.38	$99.16	(13)%	$91.90	$94.40	(3)%
Natural gas liquids (per Bbl)	40.15	60.47	(34)%	46.30	56.88	(19)%
Natural gas (per Mcf)	2.01	4.12	(51)%	2.17	4.03	(46)%
Natural gas equivalent (per Mcfe)	2.36	4.51	(48)%	2.56	4.44	(42)%
Costs and expenses (per Mcfe):
Oil and natural gas operating costs	$0.38	$0.45	(16)%	$0.42	$0.48	(13)%
Production and ad valorem taxes	0.14	0.14	—%	0.14	0.15	(7)%
Gathering and transportation	0.52	0.43	21%	0.53	0.44	20%
Depletion	1.67	1.76	(5)%	1.71	1.74	(2)%
Depreciation and amortization	0.08	0.10	(20)%	0.08	0.11	(27)%
General and administrative	0.37	0.50	(26)%	0.41	0.56	(27)%
(1) Effective with the second quarter 2012, we began reporting NGL volumes separately and have recast prior period volumes to conform to current period reporting.